Exhibit 99.1

SANTA MONICA MEDIA CORPORATION
11845 W. Olympic Boulevard
Suite 1125W
Los Angeles, California 90064
310.526.3222

SANTA MONICA MEDIA CORPORATION SHAREHOLDERS VOTE TO LIQUIDATE THE TRUST AND DISTRIBUTE THE TRUST PROCEEDS

On August 27, 2009, Santa Monica Media Corporation (NYSE-Alt: MEJ, MEJ.U, MEJ.WS) (“SMMC”), a special purpose acquisition company (SPAC) that completed its IPO in April 2007 held a special meeting of its stockholders.  At the meeting stockholders voted in favor of three proposals that allowed for the continuation of the existence of the corporation as well as for the distribution of the trust proceeds to the stockholders holding shares of its common stock issued in its initial public offering (“IPO Shares”).

There were 14,540,179 common shares present at the meeting represented by proxy, which is 90.7% of the total outstanding shares.  Proposal Number One, to permit the continuance of the Company as a corporation without the restrictions relating to blank check companies, was approved by a vote of 13,096,144 for and 1,444,035 against the Proposal.  Proposal Number Two authorized the Company to enter into an agreement to amend the trust agreement to permit the distribution of assets to holders of IPO Shares.  The Proposal was approved by a vote of 13,792,064 for (including 10,599,491 IPO Shares) and 748,115 against.  Proposal Number Three, to permit the Company to distribute the assets of the trust account to the holders of IPO Shares, was approved by a vote of 13,952,479 for and 587,700 against.

The liquidation value of the trust account is $100,724,231, therefore the holders of record as of August 5, 2009 will receive approximately $8.06 per IPO Share held.  Distributions are expected to be made as soon as practicable.

About Santa Monica Media Corporation
Santa Monica Media Corporation was a blank check company organized for the purpose of acquiring one or more operating businesses in the communications, media, gaming and/or entertainment industry.  As a result of the stockholders meeting, the Company will continue to seek acquisitions but without the restrictions applicable to special purpose acquisition companies.

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This release contains forward-looking statements including financial projections as to operating cost savings and the Company’s plans.  These forward-looking statements are not historical facts but rather are based on current expectations and projections about the Company and management’s beliefs and assumptions.  Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “ seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Press Contact:	Kurt Brendlinger
Chief Financial Officer
310-526-3222